Pricing Supplement To prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 2745 Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 29, 2016

Structured Investments	Deutsche Bank AG $ Digital Return Notes Linked to the Performance of the 10-Year U.S. Dollar ICE Swap Rate due September 14, 2017

General

•	The notes are designed for investors who seek a return at maturity linked to the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “Underlying Rate”). If the Final Level is greater than or equal to the Buffer Level, which is equal to 82.50% of the Initial Level, investors will receive at maturity a return on the notes equal to the Digital Return of 15.00%. However, if the Final Level is less than the Buffer Level, for each $1,000 Face Amount of notes, investors will lose 1.2121% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level by an amount greater than the Buffer Amount of 17.50%. Furthermore, because the return on the notes is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the notes. For example, if the Underlying Rate were to decline from a hypothetical Initial Level of 1.50% to a hypothetical Final Level of 0.75%, while the absolute change in the Underlying Rate would be only 0.75%, that move actually represents a 50.00% decline from the Initial Level to the Final Level, and investors would lose 39.39% of their initial investment at maturity. The notes do not pay any coupons and investors should be willing to lose some or all of their investment at maturity if the Final Level is less than the Buffer Level. Any payment on the notes is subject to the credit of the Issuer.

•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s initial investment at maturity and the payment of periodic coupons that depend on the performance of the interest rate to which such securities are linked to. Thus, any decline in such interest rate would potentially result in a reduction in the amount of any periodic coupons paid on such securities, but would not adversely affect the return of the investor’s initial investment at maturity. However, the notes offered in this pricing supplement do not pay periodic coupons and the amount an investor receives at maturity will depend on the performance of the Underlying Rate. A decline in the Underlying Rate below the Buffer Level on the Final Valuation Date will result in an investor losing some or all of its initial investment at maturity.

•	Senior unsecured obligations of Deutsche Bank AG due September 14, 2017

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes are expected to price on or about August 29, 2016 (the “Trade Date”) and are expected to settle on or about September 1, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Rate:

10-Year U.S. Dollar ICE Swap Rate (“10-Year ICE Swap Rate”)

The 10-Year ICE Swap Rate, at any given time, generally indicates the fixed rate of interest paid (annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid quarterly) equal to three-month U.S. dollar London Interbank Offered Rate for that same maturity.

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is approximately $960.00 to $990.00 per $1,000 Face Amount of notes, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on page 3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes.

(2)	Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

August   , 2016

(Key Terms continued from previous page)

Buffer Amount:	17.50%
Buffer Level:	82.50% of the Initial Level
Downside Participation Factor:	121.21%
Digital Return:	15.00%, which reflects the maximum return on the notes. The actual Digital Return will be determined on the Trade Date and will not be less than 15.00%. Accordingly, the maximum Payment at Maturity will not be less than $1,150.00 per $1,000 Face Amount of notes.
Payment at Maturity:	• If the Final Level is greater than or equal to the Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount and the Digital Return, calculated as follows:

$1,000 + ($1,000 x Digital Return)

• If the Final Level is less than the Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

Because the return on the notes is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the notes. If the Final Level is less than the Buffer Level, you will lose some or all of your initial investment. In no case will the Payment at Maturity be less than zero. Any payment at maturity is subject to the credit of the Issuer.
Underlying Return:	The Underlying Return will be calculated as follows:

Final Level – Initial Level
Initial Level

The Underlying Return may be positive, zero or negative.
Initial Level:	The level of the Underlying Rate on the Trade Date
Final Level:	The level of the Underlying Rate on the Final Valuation Date
Trade Date[1]:	August 29, 2016
Settlement Date[1]:	September 1, 2016
Final Valuation Date[1]:	September 11, 2017
Maturity Date[1]:	September 14, 2017. If the scheduled Maturity Date is not a business day, the Maturity Date will be the first following day that is a business day.
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25152R6N8 / US25152R6N85

1 In the event that we make any changes to the expected Trade Date or Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the notes remains the same.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated April 27, 2016. When you read the accompanying prospectus supplement, please note that all references in the prospectus supplement to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016: https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments at Maturity on the Notes, Assuming a Range of Hypothetical Performances for the Underlying Rate?

The following table illustrates a range of hypothetical payments at maturity on the notes. The table and the hypothetical examples below reflect the Buffer Level equal to 82.50% of the Initial Level, the Buffer Amount of 17.50% and the Downside Participation Factor of 121.21%, and assume a Digital Return of 15.00% and an Initial Level of 1.50%. The actual Initial Level, Buffer Level and Digital Return will be determined on the Trade Date. The table and hypothetical examples set forth below are for illustrative purposes only. Because the return on the notes is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the notes. The numbers appearing in the table and examples below may have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

Final Level of the 10-Year U.S. Dollar ICE Swap Rate	Hypothetical Underlying Return (%)	Hypothetical Return on the Notes (%)	Hypothetical Payment at Maturity ($)
3.000%	100.00%	15.00%	$1,150.00
2.550%	70.00%	15.00%	$1,150.00
2.250%	50.00%	15.00%	$1,150.00
2.100%	40.00%	15.00%	$1,150.00
1.950%	30.00%	15.00%	$1,150.00
1.800%	20.00%	15.00%	$1,150.00
1.650%	10.00%	15.00%	$1,150.00
1.500%	0.00%	15.00%	$1,150.00
1.350%	-10.00%	15.00%	$1,150.00
0.900%	-17.50%	15.00%	$1,150.00
1.200%	-20.00%	-3.03%	$969.70
1.050%	-30.00%	-15.15%	$848.49
0.900%	-40.00%	-27.27%	$727.28
0.750%	-50.00%	-39.39%	$606.07
0.600%	-60.00%	-51.52%	$484.86
0.450%	-70.00%	-63.64%	$363.65
0.300%	-80.00%	-75.76%	$242.44
0.150%	-90.00%	-87.88%	$121.23
0.000%	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity on the notes set forth in the table above are calculated.

Example 1: The Final Level is greater than both the Initial Level and the Buffer Level, resulting in an Underlying Return of 17.50%. Because the Final Level is greater than the Buffer Level, even though the Underlying Return is 17.50%, the investor receives a return on the notes equal to the Digital Return of 15.00% and a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 2: The Final Level is less than the Initial Level but greater than the Buffer Level, resulting in an Underlying Return of -10.00%. Although the Final Level is less than the Initial Level, because the Final Level is greater than the Buffer Level (equal to 82.50% of the Final Level), the investor receives a return on the notes equal to the Digital Return of 15.00% and a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 3: The Final Level is less than the Buffer Level, resulting in an Underlying Return of -60.00%. Because the Final Level is less than the Buffer Level, the investor receives a Payment at Maturity of $484.86 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-60.00% + 17.50%) x 121.21%] = $484.86

Selected Purchase Considerations

•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s initial investment at maturity and the payment of periodic coupons that depend on the performance of the interest rate to which such securities are linked to. Thus, any decline in such interest rate would potentially result in a reduction in the amount of any periodic coupons paid on such securities, but would not adversely affect the return of the investor’s initial investment at maturity. However, the notes offered in this pricing supplement do not pay periodic coupons and the amount an investor receives at maturity will depend on the performance of the Underlying Rate. A decline in the Underlying Rate below the Buffer Level on the Final Valuation Date will result in an investor losing some or all of its initial investment at maturity. Furthermore, because the return on the notes is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the notes.

•	POTENTIAL POSITIVE RETURN ON THE NOTES IS FIXED AND LIMITED — If the Final Level is greater than or equal to the Buffer Level, your return on the notes will be limited to the Digital Return of 15.00%, resulting in a maximum Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, regardless of any increase in the level of the Underlying Rate, which may be significant. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the Final Level is less than the Initial Level but greater than or equal to the Buffer Level, you will receive a return on the notes reflecting the Digital Return. However, if the Final Level is less than the Buffer Level, for each $1,000 Face Amount of notes, you will lose 1.2121% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level by an amount greater than the Buffer Amount of 17.50%. In this circumstance, you will lose some or all of your investment in the notes.

•	RETURN LINKED TO THE PERFORMANCE OF THE 10-YEAR U.S. DOLLAR ICE SWAP RATE — The return on the notes, which may be positive, zero or negative, is linked to the performance of the 10-Year U.S. Dollar ICE Swap Rate. This is only a summary of the 10-Year U.S. Dollar ICE Swap Rate. For more information on the 10-Year U.S. Dollar ICE Swap Rate, please see “Description of the Notes — Additional Definitions” in this pricing supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Underlying Rate and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative. If the Final Level is less than the Buffer Level, your investment will be fully exposed to any decline in the level of the Underlying Rate as measured on the Final Valuation Date and, for each $1,000 Face Amount of notes, you will lose 1.2121% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level by an amount greater than the Buffer Amount. Because the return on the notes is based on the percentage change of the Underlying Rate from the Initial Level to the Final Level, rather than the absolute change in the level of the Underlying Rate, a very small decline in the level of the Underlying Rate can result in a significant loss on the notes. For example, if the Underlying Rate were to decline from a hypothetical Initial Level of 1.50% to a hypothetical Final Level of 0.75%, while the absolute change in the Underlying Rate would be only 0.75%, that move actually represents a 50.00% decline from the Initial Level to the Final Level, and you would lose 39.39% of your initial investment in the notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s initial investment at maturity and the payment of periodic coupons that depend on the performance of the interest rate to which such securities are linked to. Thus, any decline in such interest rate would potentially result in a reduction in the amount of any periodic coupons paid on such securities, but would not adversely affect the return of the investor’s initial investment at maturity. However, the notes offered in this pricing supplement do not pay periodic coupons and the amount an investor receives at maturity will depend on the performance of the Underlying Rate. A decline in the Underlying Rate below the Buffer Level on the Final Valuation Date will result in an investor losing some or all of its initial investment at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE DIGITAL RETURN — If the Final Level is greater than or equal to the Buffer Level, for each $1,000 Face Amount of notes, you will receive a cash payment at maturity equal to the Face Amount plus the product of the Face Amount and the Digital Return of 15.00%, regardless of any increase in the level of the Underlying Rate, which may be significant. Accordingly, the maximum Payment at Maturity will be $1,150.00 for each $1,000 Face Amount of notes. You will receive a return on the notes reflecting the Digital Return only if the Final

Level is greater than or equal to the Buffer Level. The level of the Underlying Rate at various times during the term of the notes could be higher than the Final Level of the Underlying Rate.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	PAST PERFORMANCE OF THE UNDERLYING RATE IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Rate over the term of the notes may bear little relation to the historical levels of the Underlying Rate and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Rate or whether the performance of the Underlying Rate will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any notes exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Underlying Rate has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Underlying Rate will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Rate;

•	changes in the 10-Year ICE Swap Rate yield curve;

•	the time remaining to the maturity of the notes;

•	trends relating to inflation;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Rate or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the level of the Underlying Rate remains unchanged from the Initial Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlying Rate on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the level of the Underlying Rate and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Rate. To the extent we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the level of the Underlying Rate and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING RATE AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Underlying Rate and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlying Rate.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described below under “U.S. Federal Income Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “security” refers to each $1,000 Face Amount of our Digital Return Notes Linked to the Performance of the 10-Year U.S. Dollar ICE Swap Rate due September 14, 2017.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “Underlying Rate”). The notes are our Series A global notes referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG, London Branch under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar. In addition, the trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The notes are our direct, unconditional, unsecured and unsubordinated obligations and rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or the jurisdiction where our London branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the Issuer. For more information, see “Resolution Measures and Deemed Agreement” on page 4 of this pricing supplement.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount of the notes is $1,000 (the “Face Amount”) and the issue price of the notes is 100% of the Face Amount (the “Issue Price”). The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the notes are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Payments on the Notes

We will irrevocably deposit with DTC no later than the opening of business on the Maturity Date funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Additional Definitions

The “10-Year ICE Swap Rate” for any U.S. Government Securities business day is the mid-market semi-annual swap rate expressed as a percentage for a U.S. dollar interest rate swap transaction with a term equal to 10 years, published on Reuters page ICESWAP1 (or any successor page thereto) at 11:00 a.m., New York time. If the 10-Year ICE Swap Rate does not appear on Reuters page ICESWAP1 (or any successor page thereto) on such day, the 10-Year ICE Swap Rate for such day shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by five banking institutions selected by the calculation agent at approximately 11:00 a.m., New York time, on such day. For purposes of this definition, “semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity commencing on that date and in an amount that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-

LIBOR-BBA with a designated maturity of three months. In such an event, the 10-Year ICE Swap Rate for such day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. The 10-Year ICE Swap Rate for any day which is not an U.S. Government Securities business day will be the 10-Year ICE Swap Rate as in effect on the immediately preceding U.S. Government Securities business day.

A “business day” is any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

A “U.S. Government Securities business day” means any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent for the notes. As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. Unless otherwise specified in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the Trade Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on the Maturity Date on or prior to 11:00 a.m., New York City time, on the business day preceding the Maturity Date.

All calculations with respect to the amount payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Face Amount of notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 Face Amount of notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of notes as described herein, calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible, and in no event later than two business days after the date of such acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Face Amount of notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis — Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the notes. It applies to you only if you hold your notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in notes, a trader in notes that elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a note as a part of a “straddle.”

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the notes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Notes

There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, the tax consequences of an investment in the notes are uncertain. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the notes as prepaid financial contracts that are not debt. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that this treatment will be respected. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected. Unless otherwise indicated, the following discussion assumes that the treatment of the notes as prepaid financial contracts that are not debt is respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

You should not recognize taxable income or loss with respect to a note prior to its taxable disposition. Upon a taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount you realize and your tax basis in the note. Your tax basis in the note should equal the amount you paid to acquire it. Although not free from doubt, your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a note is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the note and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of your investment in a note, possibly with retroactive effect.

Consequences if a Note Was Treated as a Debt Instrument

If a note was treated as a debt instrument, your tax consequences would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the note you would be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the note, even though we will not be required to make any payment with respect to the note prior to its maturity. In addition, any income you recognize upon the taxable disposition of the note would be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

You are not a “non-U.S. holder,” as used herein, if you are a beneficial owner of a note who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the note or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

Subject to the discussion below under “— ‘FATCA’ Legislation,” if the treatment as prepaid financial contracts that are not debt described above is respected for U.S. federal income tax purposes, any gain you realize with respect to a note generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. In addition, as described above under “— Tax Consequences to U.S. Holders — Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income (including any mandated accruals) realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect. We will not pay additional amounts on account of any such withholding tax.

Subject to the discussion below under “— FATCA Legislation,” if a note is treated as a debt instrument, any income or gain you realize with respect to the note generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the note, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a note may be subject to information reporting unless you qualify for an exemption, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This regime generally applies to financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. The application of these rules to the notes is not entirely clear because the U.S.

federal income tax treatment of the notes is uncertain. If you (or any person through which you hold the notes) were to fail to establish an exemption from the FATCA regime, it would be prudent to expect an applicable withholding agent to withhold some portion of the proceeds of a sale or disposition of your notes, including redemption at maturity, under this regime. We will not pay additional amounts on account of any such withholding tax. Non-U.S. holders, and U.S. holders holding notes through a non-U.S. intermediary, should consult their tax advisers regarding the potential application of FATCA to the notes, including the possibility of obtaining a refund of any tax withheld thereunder from payments that would otherwise be exempt from U.S. withholding tax.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes as more particularly described in “Use of Proceeds” in the accompanying prospectus.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect. We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

HISTORICAL INFORMATION

The following graph sets forth the historical performance of the 10-Year ICE Swap Rate from August 25, 2006 through August 25, 2016. The level of the Underlying Rate on August 25, 2016 was 1.4120%. The graph below also indicates by broken line a hypothetical Buffer Level equal to 82.50% of 1.4120%, which was the level of the 10-Year ICE Swap Rate on August 25, 2016. The actual Initial Level and Buffer Level will be determined on the Trade Date. We obtained the historical levels of the 10-Year ICE Swap Rate from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical levels of the Underlying Rate should not be taken as an indication of future performance and no assurance can be given as to the level of the Underlying Rate on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Rate will result in the return of any of your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of JPMorgan Chase Bank, N.A. and JPMS LLC, as agents (each, an “Agent,” and collectively, the “Agents”), the Agents have agreed to purchase, and we have agreed to sell, the Face Amount of notes set forth on the cover page.

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.

The Agents may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and/or discount after the offering has been completed.

In order to facilitate the offering of the notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Agents may sell more notes than they are obligated to purchase in connection with the offering, creating a naked short position in the notes for their own account. The Agents must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if the Agents are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agents may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. The Agents are not required to engage in these activities and may end any of these activities at any time.

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement, prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that (i) if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer, unless such consent, approval or permission has been previously obtained, and (ii) it will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or for the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.